Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094

For Immediate Release

Webco Industries, Inc. Reports Fiscal 2004 Fourth Quarter and Year End Results

Webco Posts Record Revenues and Earnings

        Tulsa, Oklahoma, October 18, 2004 - Webco Industries, Inc. (AMEX: WEB) today reported results for its fourth quarter and fiscal year, which ended July 31, 2004.

        For its fiscal 2004 fourth quarter, the Company reported net income of $4,069,000, or $0.57 per diluted share compared to $17,000, or $0.00 per diluted share, for the same quarter in fiscal year 2003. Net sales for the fourth quarter of fiscal 2004 were $61.4 million, a 40.8 percent increase over the $43.6 million in last year's fourth quarter. Both earnings and sales for the fourth quarter of fiscal 2004 represent records for Webco and are being driven by the current environment in the steel industry.

        Net income for fiscal year 2004 was $7,218,000, or $1.01 per diluted share, compared to $1,918,000, or $0.27 per diluted share, for fiscal year 2003. Net sales for the current year amounted to $212.5 million, a 20.9 percent increase over the $175.8 million last year. Earnings have been enhanced for the last two quarters because higher selling prices for our products were matched against lower average-cost inventories.

        F. William Weber, Webco's Chairman and Chief Executive Officer, commented, "We have recently benefited from two separate business conditions. First, the lack of availability of steel, and the related mitigation of the over-supply condition in our industry, has created an enhanced pricing environment for steel tubular products. Second, these enhanced selling prices are being matched with our lower average-cost inventories. These two conditions are largely responsible for the substantial increases in our sales and income. To a lesser extent, part of our earnings increase is attributable to improved operations and higher demand due to a stronger industrial economy. We do not believe that the current industry-wide pricing environment and earnings attributable to selling from lower average cost inventories are sustainable, since we believe that the cost of steel will stabilize or decline in the future and the average cost of our inventories is increasing as we replenish our inventory with steel purchased at the current high cost. We expect to continue to benefit from the improvements in our operations.

        Mr. Weber continued, "Because of the current lack of steel availability and further steel cost increases that occurred during the fourth quarter, we expect to continue to realize benefits from the industry-wide pricing environment and selling from lower average-cost steel during the first quarter. As a result, we expect results for the first quarter of fiscal 2005 to be improved over the results of the fourth quarter of fiscal 2004."

        Gross profit for the fourth quarter of fiscal 2004 was $12.5 million, or 20.4 percent of net sales, compared to $3.5 million, or 7.9 percent of net sales, for the fourth quarter of fiscal 2003. Gross profit for fiscal year 2004 was $31.4 million, or 14.8 percent of net sales, compared to $17.8 million, or 10.1 percent of sales, in fiscal year 2003. The most recent quarter's gross profit is reflective of higher current selling prices being matched with average-cost inventories that have yet to rise to current replacement cost levels.

        Selling, general and administrative expenses in the fourth quarter of fiscal 2004 were $5.2 million, compared to $2.9 million in the fourth quarter of fiscal 2003. S,G&A costs increased primarily due to a $1.8 million increase in employee and executive profit sharing due to improved operating performance. Legal expenses and certain financial advisory services also increased $450,000. Selling, general and administrative costs for fiscal year 2004 were $17.0 million, compared to $12.3 million reported for fiscal year 2003. S,G&A costs in 2003 were reduced by a pre-tax insurance recovery of $300,000 from the 2001 Oil City fire. Without the insurance recovery in the prior year, S,G&A costs increased $4.4 million in fiscal 2004 primarily due to a $3.0 million increase in employee and executive profit sharing due to improved operating performance. In addition, sales and travel expenses increased approximately $520,000 and legal expenses and certain financial advisory services expenses increased $770,000.

        Capital spending amounted to $350,000 for the fourth quarter and $6.3 million for the full 2004 fiscal year. Capital spending for fiscal 2005 is expected to be in the range of $5.0 million to $6.0 million and to consist of continued deployment of technology investments for stainless tube-making, development of value-added capabilities for our increased carbon capacity, and normal facility maintenance spending.

        Webco is a manufacturer and value added distributor of high-quality carbon steel, stainless steel and other metal tubular products designed to industry and customer specifications. Webco's tubing products consist primarily of pressure tubing and specialty tubing for use in durable and capital goods including heat exchangers, boilers, automobiles and trucks and home appliances. Webco's long-term strategy involves the pursuit of niche markets within the metal tubing industry through the deployment of leading-edge manufacturing and information technology. Webco has three production facilities in Oklahoma and Pennsylvania and five value-added distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 1,000 customers throughout North America.

        Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "anticipates," "appears," "believes," "expects," "hopes," "plans," "should," "would," or similar words constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein. Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003 as amended, and in subsequent Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference.

                WEBCO INDUSTRIES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF OPERATIONS
      (Dollars in thousands, except per share data) (Unaudited)

                            Three Months Ended        Year Ended
                                 July 31,              July 31,
                             2004       2003       2004       2003
                           ---------- ---------- ---------- ----------

Net sales                    $61,400    $43,614   $212,527   $175,769
Cost of sales                 48,907     40,153    181,147    157,975
                           ---------- ---------- ---------- ----------
Gross profit                  12,493      3,461     31,380     17,794
Selling, general &
 administrative                5,233      2,933     17,036     12,326
                           ---------- ---------- ---------- ----------
Income from operations         7,260        528     14,344      5,468
Interest expense                 603        498      2,318      2,216
                           ---------- ---------- ---------- ----------
Income before income taxes     6,657         30     12,026      3,252
Provision for income taxes     2,588         13      4,808      1,334
                           ---------- ---------- ---------- ----------

Net income                    $4,069        $17     $7,218     $1,918
                           ========== ========== ========== ==========

Net income per common
 share:
  Basic                         $.57        $--      $1.02       $.27
                           ========== ========== ========== ==========
  Diluted                       $.57        $--      $1.01       $.27
                           ========== ========== ========== ==========

Weighted average common
 shares outstanding:
  Basic                    7,082,000  7,082,000  7,082,000  7,082,000
                           ========== ========== ========== ==========
  Diluted                  7,189,000  7,141,000  7,162,000  7,147,000
                           ========== ========== ========== ==========

                WEBCO INDUSTRIES, INC. AND SUBSIDIARY
                CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                  (Dollars in thousands) (Unaudited)

                                                July 31,    July 31,
                                                   2004        2003
                                               ----------- -----------

Accounts receivable                               $27,911     $21,781
Inventories                                        49,639      40,794
Other current assets                                4,225       3,835
                                               ----------- -----------
  Total current assets                             81,775      66,410

Net property, plant and equipment                  59,621      60,018
Other long term assets                              4,035       4,099
                                               ----------- -----------

  Total assets                                   $145,431    $130,527
                                               =========== ===========

Current liabilities, including current portion
 of long-term debt                                $64,940     $54,760
Long-term debt                                      8,310      12,100
Deferred income tax liability                      13,725      12,603

Total equity                                       58,456      51,064
                                               ----------- -----------
  Total liabilities and equity                   $145,431    $130,527
                                               =========== ===========

                            CASH FLOW DATA
                        (Dollars in thousands)
                             (Unaudited)

                                       Three Months
                                          Ended        Year Ended
                                          July 31,    July 31,
                                       2004    2003    2004    2003
                                      ------- ------- ------- --------
Net cash provided by (used in)
 operating activities                  $(379) $2,746  $3,370  $(1,270)
                                      ======= ======= ======= ========

Depreciation and amortization         $1,739  $1,807  $7,370   $6,991
                                      ======= ======= ======= ========

Capital expenditures                    $347  $1,103  $6,263   $3,455
                                      ======= ======= ======= ========